EXHIBIT 10.1

December 11, 2014

John Dent

[Address]

Dear John:

We appreciate the opportunities we had to meet with you and feel that you are a great candidate for the position of General Counsel of Extended Stay America and ESH Hospitality, Inc. The following outlines the terms of our offer:

Position:	General Counsel of Extended Stay America and ESH Hospitality, Inc.

Reporting to:	Jim Donald, Chief Executive Officer

Annual Salary:	Annual Base salary of $350,000 to be paid on a biweekly basis

Target Bonus Eligibility:	$260,000 at target. Terms of the annual bonus plan are subject to change each year as determined by the Compensation Committee

Equity:	You will be eligible to participate in the annual equity program which is approved by the Company’s Compensation Committee. Your equity award in 2015 will be $300,000 which will be administered in accordance with the 2015 LTIP

Benefits:	You will be eligible to enroll Company offered benefit plan(s)

Vacation:	You will be eligible for 3 weeks of vacation plus personal days

Severance:	You will be eligible to participate in the Executive Severance Plan which provides 1 year’s base and target bonus should you be terminated not for cause or voluntary resignation. The terms of the Plan apply

Relocation:	In support of your relocation from Arlington, VA to Charlotte NC you will be eligible for relocation benefits pursuant to the Company’s standard relocation policy

Housing Allowance:	The Company will pay for apartment expenses in Charlotte, NC while you are based in Arlington, VA up to $2,000 per month. Work related travel from Arlington, VA will be considered business expense and reimbursed according to the Company’s travel policy

Anticipated Start Date:	To be mutually agreed to targeting the first week of January 2015

This offer is contingent upon successful results of a thorough background check and the verification of all information provided to the Company during the pre-employment process.

Your employment and compensation with the Company will be “at will” in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself, except as otherwise prohibited by law.

The terms of this letter, therefore, do not and are not intended to create either an expressed and/or implied contract of employment with Extended Stay America.

Please feel free to contact me if you have any questions. We are very excited about having you join the Team!

Sincerely,

/s/ Kevin Henry

Kevin Henry
Chief Human Resources Officer

Your signature below indicates acceptance of the position and the provisions of the offer as stated herein.

Signature	/s/ John Dent	Date	12/12/14

Please note that on the first date of employment, you will need to present your social security card.

You will also be required to complete the employee’s portion of the I-9 Form on your first day of employment and present acceptable documentation that verifies your identity and your eligibility to work in the US.

Additionally, in order to establish your Direct Deposit account, you will need to complete a Direct Deposit Form that will require your checking account information. Please be sure that you have a ““voided” check that can be attached to the Direct Deposit form to ensure that your correct account information is provided to Payroll.